U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                   Form 10-SB

  General form for registration of securities of small business issuers Under
          Section 12(b) or (g) of the Securities Exchange Act of 1934

                            Paramount Services Corp.
                 (Name of Small Business Issuer in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)

                                   98-0204758
                      (I.R.S. Employer Identification No.)

               Suite 1650, Waterfront Centre, 200 Burrard Street,
                   Vancouver, British Columbia, Canada V6C 3L6
               (Address of principal executive offices) (Zip Code)

                                 (604) 689-3355
                           (Issuer's telephone number)

          Securities to be registered under Section 12(b) of the Act: _ Securities to be registered under Section 12(g) of the Act: _X

              Title of each class to be so registered: Common Stock Name of each exchange on which each class is to be registered:


                                 Amendment No. 2

                               Item 15(b) Exhibits
                               -------------------


INDEX TO EXHIBITS                                                                   PAGE
-----------------                                                                   ----
Exhibit 1*        Underwriting Agreement                                             N/A

Exhibit 2*        Plan of Acquisition, Reorganization, Arrangement,
                  Liquidation, Etc.                                                  N/A

Exhibit 3(i)+     Articles of Incorporation
         (ii)*    By-laws (as amended)

Exhibit 4*        Instruments Defining the Rights of Security Holders                Above

Exhibit 5*        Voting Trust Agreement                                             N/A

Exhibit 6*        Material Contracts                                                 N/A

Exhibit 7*        Letter on Accountant Change                                        N/A

Exhibit 8*        Information on Subsidiaries                                        N/A

Exhibit 9*        Power of Attorney                                                  N/A

* Previously filed.
+ Filed herewith.

Signatures
----------

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                            /s/ Andrew Hromyk
                                               ---------------------
                                            By:  Andrew Hromyk
                                            Title: President
                                            Date: 6/30/99